Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

          We consent to the incorporation by reference in the registration statement of SoftKey International Inc. on Form S-3 to register $150,000,000 of 5 1/2% Senior Convertible Exchangeable Notes due 2000, 150,000 shares of 5 1/2% Series C Convertible Preferred Stock and 7,882,885 shares of Common Stock of our report dated February 20, 1996, on our audits of the consolidated balance sheets of SoftKey International Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995 and 1994, and the related financial statement schedule. We also consent to the reference to our firm under the caption "Experts."

                                             /s/ COOPERS & LYBRAND L.L.P.

          Boston, Massachusetts
          April 4, 1996